Contact:	Amedisys, Inc.
Gregory H. Browne
Chief Financial Officer
(225) 292-2031
gbrowne@amedisys.com

Noonan Russo
Investor Relations
Brian Ritchie
(212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS PROVIDES FURTHER HURRICANE KATRINA UPDATE

Company Reaffirms Financial Guidance for 2006

BATON ROUGE, Louisiana (September 14, 2005) - Amedisys, Inc. (Nasdaq: "AMED" or the "Company"), one of America's leading home health nursing companies, today announced that all but two of its agencies impacted by Hurricane Katrina are up and running and have been both admitting and servicing patients at least since September 12th. Therefore, the Company continues to expect that 2006 diluted earnings per share will be between $2.52 and $2.64 cents per share on net service revenue of approximately $500 million. This guidance includes the impact of expensing stock options, estimated to be approximately $0.04 per share, as well as the anticipated impact of the recently announced acquisition of SpectraCare Home Health Services, Inc.

Amedisys is continuing its efforts to contact all patients affected by Hurricane Katrina to ensure that their health care needs are met. In addition, the Company has begun providing assistance to affected employees, and continues to participate in relief efforts in the Louisiana and Mississippi communities impacted by Hurricane Katrina.

Amedisys anticipates that any financial impact from Hurricane Katrina will primarily be limited to the third quarter of 2005. However, due to the displacement of patients, we are unable to quantify the third quarter financial impact at this time. The impact will be related to lower revenue from existing patients, reduced admissions in the affected areas, payroll commitments, and other assistance for displaced employees.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com